Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Haas Petroleum Engineering Services, Inc. hereby consents to all references to our firm included in or made a part of the EXCO Resources, Inc. Registration Statement on Form S-3 and any amendments thereto and further consents to the incorporation by reference in this EXCO Resources, Inc. Registration Statement on Form S-3 and any amendments thereto of information from our reserve report dated January 7, 2010 on the estimated proved oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2009.

/s/ Robert W. Haas
Haas Petroleum Engineering Services, Inc.

Dallas, Texas

September 7, 2010